SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 _____________

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report: January 30, 2002



                            FRONTLINE CAPITAL GROUP
            (Exact name of Registrant as specified in its Charter)




                                   Delaware
                           (State of Incorporation)


                0-30162                                      11-3383642
        (Commission File Number)                      (IRS Employer Id. Number)


          405 Lexington Avenue                                  10174
           New York, New York                                 (Zip Code)
(Address of principal executive offices)


                                (212) 931-8000
             (Registrant's telephone number, including area code)


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Item 5.    Other Events.

Status of Indebtedness
----------------------

         HQ Global Holdings, Inc. ("HQ"), a company in which FrontLine Capital Group owns a majority of the common stock, has entered into a second amendment (the "Amendment") to its Forbearance Agreement (as amended, the "Forbearance Agreement"), dated as of October 1, 2001, with certain banks (the "Senior Lenders") party to HQ's senior credit agreement (the "Senior Agreement"). Under the terms of the Forbearance Agreement, during the forbearance period
(i) the Senior Lenders agreed to forbear from the enforcement of their remedies under the Senior Agreement with respect to HQ's default of certain of its covenant and payment obligations and (ii) HQ is able to draw funds under the Senior Agreement (a) for its working capital needs and (b) to make interest payments to the Senior Lenders under the Senior Agreement.

         Among other changes, the Amendment extends the term of the forbearance period to February 14, 2002, subject to earlier termination upon the occurrence of the following events: (i) the termination of the forbearance period relating to HQ's Subordinated Note Documents (as defined below), (ii) any of certain additional enumerated defaults under the Senior Agreement or
(iii) HQ's failure to comply with the requirements of the Forbearance Agreement. At the end of the forbearance period, if HQ has not paid in full all amounts due and owing under the Forbearance Agreement or under the Senior Agreement, and/or if HQ has not cured all of its existing defaults, then the Senior Lenders may immediately commence or continue with any and all rights and remedies available under the Senior Agreement.

                             ____________________

         On January 28, 2002, HQ entered into a Forbearance Agreement and Waiver (the "Forbearance Agreement and Waiver") with certain holders of HQ's mezzanine notes (the "Mezzanine Note Holders") party to HQ's note and warrant purchase agreement and subordination agreement (collectively, the "Subordinated Note Documents"), wherein the Mezzanine Note Holders have agreed to forbear from the enforcement of their remedies under the Subordinated Note Documents with respect to HQ's default of certain of its covenant and payment obligations. The forbearance period is scheduled to terminate on February 14, 2002, subject to earlier termination upon the occurrence of certain specified events as provided in the Forbearance Agreement and Waiver, including (i) the exercise by the Senior Lenders of any remedies under the Senior Agreement or
(ii) the acceleration of the indebtedness under the Senior Agreement. At the end of the forbearance period, if HQ has not paid in full all amounts due and owing under the Forbearance Agreement and Waiver or under the Subordinated Note Documents, and/or if HQ has not cured all of its existing defaults, then the Mezzanine Note Holders may immediately commence or continue with any and all rights and remedies available under the Subordinated Note Documents.

                             ____________________

         HQ is in active negotiations with its lenders and certain other investors with respect to the restructuring of its long-term indebtedness with an objective of reaching an agreement on terms that will provide HQ with sufficient liquidity to operate its business through the current economic downturn. There can be no assurance that such objective will be achieved. In the event HQ is unable to reach a resolution in connection with the restructuring of its indebtedness, HQ may be required to seek protection from its creditors under the federal bankruptcy laws. The restructuring of HQ's indebtedness may result in substantial dilution to the Company as a holder of common stock of HQ.

         Similarly, the Company is currently in discussions with its lenders regarding the restructuring of its credit facilities, which are in default. However, no assurances can be given that any extensions or restructuring of the terms of these credit facilities will be agreed upon. In the event the Company is unable to reach a resolution in connection with the restructuring of its indebtedness, the Company may be required to seek protection from its creditors under the federal bankruptcy laws.

Appointment of Chief Executive Officer of HQ
--------------------------------------------

         In January, 2002, Mr. Jon Halpern was appointed as Chief Executive Officer of HQ in replacement of Mr. David Rupert.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

10.1 Second Amendment to Forbearance Agreement by and among HQ Global Holdings, Inc., HQ Global Workplaces, Inc., the Subsidiary Guarantors party thereto, certain Banks party to the Credit Agreement referred to therein, BNP Paribas, Bankers Trust Company, Citicorp Real Estate, Inc. and ING (U.S.) Capital LLC

10.2 Forbearance Agreement and Waiver by and among HQ Global Workplaces, Inc., HQ Global Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., CT Mezzanine Partners I LLC, Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., Highbridge International LLC, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P.


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



                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                            FRONTLINE CAPITAL GROUP


                            By:  /s/ Scott H. Rechler
                                 --------------------------
                                 Scott H. Rechler
                                 President



Date:  January 30, 2002


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